Independent BancShares, Inc.

June 28, 2006

VIA FACSIMILE: (202) 722-9210

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn: Jonathan E. Gottlieb

RE:  Registration Statement on Form 10-SB, Amendment No. 2 (File No. 000-51920)

Ladies and Gentlemen:

With respect to the above-referenced Registration Statement on Form 10-SB of Independent Bancshares, Inc. (the "Company"), it is hereby confirmed that the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

  staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

  the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours

/S/ Mark A. Imes

Mark A. Imes
President and Chief Executive Officer

60 S.W. 17th Street * P.O. Box 2900 * Ocala, Florida 34478 * (352) 622-2377